Exhibit 99.1

Monarch Financial Holdings Announces

First Cash Dividend

Chesapeake, VA - (Nasdaq: MNRK) The Board of Directors of Monarch Financial Holdings, Inc. announced today at the Annual Shareholders Meeting the declaration of a cash dividend on Monarch’s common stock. Shareholders of record on May 20 will receive $0.07 per share on the payment date of June 15, 2010. This is the first time since the formation of Monarch Bank and Monarch Financial Holdings, Inc. that a cash dividend has been paid to common shareholders.

“With a strong capital base and record earnings over the past year we felt the timing was right to declare our first common stock dividend” stated Brad E. Schwartz, Chief Executive Officer. “For now we expect to pay cash dividends to our common shareholders on a semi-annual basis based on our continued financial performance. We also plan to implement a dividend reinvestment and stock purchase plan in the near future for those that want to invest their dividends back into the Company.”

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with eight banking offices in Chesapeake, Virginia Beach, and Norfolk, Virginia. OBX Bank, a division of Monarch Bank, operates offices in Kitty Hawk and Nags Head, North Carolina. Services are also provided through over fifty ATMs located in the South Hampton Roads area and the Outer Banks of North Carolina, and “Monarch Online” consumer and business internet banking (monarchbank.com). Monarch Mortgage and our affiliated mortgage companies have twenty-three offices with locations in Virginia, North Carolina, Maryland, and South Carolina. Our subsidiaries/divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), Coastal Home Mortgage, LLC (secondary mortgage origination), Monarch Investments (investment and insurance solutions), Real Estate Security Agency, LLC (title agency) and Monarch Capital, LLC (commercial mortgage brokerage). The shares of common stock of Monarch Financial Holdings, Inc. are publicly traded on the Nasdaq Capital Market under the symbol “MNRK”, and shares of our convertible preferred stock are publicly traded on the Nasdaq Capital Market under the symbol “MNRKP”.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K and 10-Q reports and other documents filed with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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Contact: Brad E. Schwartz – (757) 389-5112, www.monarchbank.com

Date: May 6, 2010

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